Exhibit 99.1

Exhibit 99.1 Press Release of IBC dated December 23, 2008

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES COMPLETES SALE OF $216 MILLION IN SENIOR PREFERRED SECURITIES TO THE U.S. TREASURY

LAREDO, Texas, December 23, 2008—International Bancshares Corporation (“IBC”) (Nasdaq: IBOC-News) today completed the issuance and sale of $216 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the U.S. Treasury as part of the government’s Capital Purchase Program, a voluntary initiative for U.S. financial institutions designed to support the economy by increasing financing to businesses and consumers.  IBC’s preliminary approval to participate in this program was announced on November 20, 2008.  IBC’s Series A Preferred Stock will pay a cumulative annual dividend rate of 5% for the first five years and will reset to an annual rate of 9% after year five.  The Series A Preferred Stock is callable by IBC, in whole or in part, at par after three years.  IBC may call these securities during the first three years, also in whole or in part, but only with the proceeds of newly-issued Tier 1 equity capital in an amount of at least 25% of the $216 million.  In conjunction with the purchase of IBC’s Series A Preferred Stock, Treasury received a warrant to purchase 1,326,238 shares of IBC common stock at an exercise price of $24.43 per share.  The proceeds from the sale of the Series A Preferred Stock increases IBC total risk-based capital ratio from 13.20% to 16.20% on a pro forma basis at September 30, 2008.

Dennis E. Nixon, President of IBC stated, “IBC is pleased to participate in the U.S. Treasury Capital Purchase Program.  The capital provided by the program improves our existing strong capital base and gives us additional flexibility in an uncertain economic environment that will support IBC’s growth and the Treasury’s efforts to facilitate additional lending in our markets.”

IBC is an $11.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with 263 facilities and 420 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the SEC.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  IBC undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

P.O. DRAWER 1359 LAREDO, TEXAS 78042-1359 (956) 722-7611

MEMBER FDIC/INTERNATIONAL BANCSHARES CORPORATION